Exhibit 99.1

3756 Central Avenue Riverside, CA 92506 (951) 686-6060	NEWS RELEASE

PROVIDENT FINANCIAL HOLDINGS REPORTS
FIRST QUARTER OF FISCAL 2017 EARNINGS

            Riverside, Calif. – October 25, 2016 – Provident Financial Holdings, Inc. ("Company"), NASDAQ GS: PROV, the holding company for Provident Savings Bank, F.S.B. ("Bank"), today announced first quarter earnings for the fiscal year ending June 30, 2017.
            For the quarter ended September 30, 2016, the Company reported net income of $1.59 million, or $0.20 per diluted share (on 8.15 million average diluted shares outstanding), down from net income of $2.44 million, or $0.28 per diluted share (on 8.74 million average diluted shares outstanding), in the comparable period a year ago.  The decrease in net income for the first quarter of fiscal 2017, as compared to the same period last year, was primarily attributable to a decrease in the gain on sale of loans and increases in salaries and employee benefits expense and other operating expenses, partly offset by an increase in net interest income.
"We continue to grow our preferred loan portfolio and are confident that the moderate pace of growth is the best strategy in the current environment where more rapid growth would require more liberal underwriting standards and, in our view, create unacceptable credit risk in the loan portfolio.  Additionally, it is important to note that our growth is primarily funded with a combination of core deposits and long-term borrowings which we believe mitigates our interest rate risk," said Craig G. Blunden, Chairman and

Chief Executive Officer of the Company.  "Mortgage banking volume was favorable for the quarter although our loan sale margin declined to the lower end of the recent range as a result of weaker loan servicing premiums and a less profitable product composition.  However, we expect better execution in the loan sale margin as we progress through our fiscal year as market volatility subsides," he concluded.
Return on average assets for the first quarter of fiscal 2017 decreased to 0.53 percent from 0.83 percent for the same period of fiscal 2016; and return on average stockholders' equity for the first quarter of fiscal 2017 decreased to 4.79 percent from 6.96 percent for the comparable period of fiscal 2016.
On a sequential quarter basis, net income for the first quarter of fiscal 2017 reflects a $961,000, or 38 percent, decrease from the net income of $2.56 million in the fourth quarter of fiscal 2016.  The decrease in net income in the first quarter of fiscal 2017 compared to the fourth quarter of fiscal 2016 was primarily attributable to a decrease in the gain on sale of loans.  Diluted earnings per share for the first quarter of fiscal 2017 were $0.20 per share, down 35 percent, from the $0.31 per share during the fourth quarter of fiscal 2016.  Return on average assets decreased to 0.53 percent for the first quarter of fiscal 2017 from 0.87 percent in the fourth quarter of fiscal 2016; and return on average stockholders' equity for the first quarter of fiscal 2017 was 4.79 percent, compared to 7.61 percent for the fourth quarter of fiscal 2016.
Net interest income increased $1.02 million, or 13 percent, to $9.09 million in the first quarter of fiscal 2017 from $8.07 million for the same quarter of fiscal 2016, attributable to an increase in the net interest margin and a higher average earning assets balance.   The net interest margin during the first quarter of fiscal 2017 increased 26 basis points to 3.08 percent from 2.82 percent in the same quarter last year, primarily due to the increase in the average yield of earning assets and a decrease in the average cost of interest-bearing liabilities.  The average yield of interest-earning assets increased by 22 basis points to 3.67 percent in the first quarter of fiscal 2017 from 3.45 percent in the same quarter last year, while the average cost of liabilities decreased by six basis points to 0.64 percent in the first quarter of fiscal 2017 from 0.70 percent in the same quarter last year.  The increase in the average yield of interest-earning assets was primarily due to the utilization of interest-earning deposits earning a nominal yield to fund higher balances of loans receivable and investment securities, which earned a significantly higher yield.  The average earning assets balance for the first quarter of fiscal 2017 was $1.18 billion, up three percent from $1.14 billion during the same period last year.
The average balance of loans outstanding, including loans held for sale, increased by $115.4 million, or 12 percent, to $1.08 billion in the first quarter of fiscal 2017 from $962.6 million in the same quarter of fiscal 2016, primarily due to an increase in average loans held for sale attributable to elevated mortgage banking activity.  The average yield on loans receivable decreased by five basis points to 3.89 percent in the first quarter of fiscal 2017 from an average yield of 3.94 percent in the same quarter of fiscal 2016.  The decrease in the average loan yield was primarily attributable to a decrease in the average yield of loans held for sale.  The average balance of loans held for sale in the first quarter of fiscal 2017 was $231.1 million with an average yield of 3.59 percent as compared to $150.8 million with an average yield of 3.86 percent in the same quarter of fiscal 2016.  The outstanding balance of "preferred loans" (multi-family, commercial real estate, construction and commercial business loans) increased by $25.3 million, or five percent, to $544.5 million at September 30, 2016 from $519.2 million at June 30, 2016, net of undisbursed loan funds of $10.4 million and $11.3 million, respectively.  The percentage of preferred loans to total loans held for investment at September 30, 2016 increased to 63 percent from 61 percent at June 30, 2016.  Loan principal payments received in the first quarter of fiscal 2017 were $50.2 million, compared to $45.8 million in the same quarter of fiscal 2016.
The average balance of investment securities increased by $35.0 million, or 240 percent, to $49.6 million in the first quarter of fiscal 2017 from $14.6 million in the same quarter of fiscal 2016.  The increase was attributable to the mortgage-backed securities purchases during fiscal 2016, partly offset by principal payments received on mortgage-backed securities during the same period.  The average yield on investment securities decreased 115 basis points to 0.68 percent in the first quarter of fiscal 2017 from 1.83 percent for the same quarter of fiscal 2016.  The decrease in the average yield was primarily attributable to the mortgage-backed securities purchases during fiscal 2016 which had lower average yields than the existing portfolio.
In the first quarter of fiscal 2017, the Federal Home Loan Bank ("FHLB") – San Francisco distributed an $185,000 cash dividend to the Bank, a $15,000 decrease from the cash dividend received by the Bank in the same quarter last year.
The average balance of the Company's interest-earning deposits, primarily cash with the Federal Reserve Bank of San Francisco, decreased $114.5 million, or 73 percent, to $43.3 million in the first quarter of fiscal 2017 from $157.8 million in the same quarter of fiscal 2016.  The decrease in interest-earning deposits was primarily due to redeployment of excess cash to fund loans held for investment, loans held for sale and purchases of investment securities.  The average yield earned on interest-earning deposits in the first quarter of fiscal 2017 was 0.50 percent, up from 0.25 percent in the same quarter of fiscal 2016 as a result of the impact of the increase in the federal funds rate in December 2015.
Average deposits increased $6.3 million, or one percent, to $932.8 million in the first quarter of fiscal 2017 from $926.5 million in the same quarter of fiscal 2016.  The average cost of deposits decreased by six basis points to 0.43 percent in the first quarter of fiscal 2017 from 0.49 percent in the same quarter last year, primarily due to a decrease in the average cost of savings accounts and a lower percentage of time deposits to the total deposit balance.  Transaction account balances or "core deposits" increased $24.1 million, or four percent, to $641.6 million at September 30, 2016 from $617.5 million at June 30, 2016, while time deposits decreased $7.0 million, or two percent, to $301.9 million at September 30, 2016 from $308.9 million at June 30, 2016, consistent with the Bank's strategy to decrease the percentage of time deposits in its deposit base and to increase the percentage of lower cost checking and savings accounts.
The average balance of borrowings, which consisted of FHLB – San Francisco advances, increased $35.5 million, or 39 percent, to $126.9 million while the average cost of advances decreased 62 basis points to 2.19 percent in the first quarter of fiscal 2017, compared to an average balance of $91.4 million with an average cost of 2.81 percent in the same quarter of fiscal 2016.  The decrease in the average cost of advances was primarily due to the increased utilization of overnight borrowings and short-term advances with a lower interest rate than long-term advances.  The increase in the average balance of borrowings was utilized to fund loans held for sale and loans held for investment and purchases of investment securities.
During the first quarter of fiscal 2017, the Company recorded a recovery from the allowance for loan losses of $150,000 compared to the recovery of $38,000 recorded during the same period of fiscal 2016 and the $621,000 recovery recorded in the fourth quarter of fiscal 2016 (sequential quarter).  These recoveries were primarily attributable to continued improvement in loan credit quality and net recoveries of previously charged-off loans.
Non-performing assets, with underlying collateral primarily located in California, increased slightly to $13.5 million, or 1.09 percent of total assets, at September 30, 2016, compared to $13.0 million, or 1.11 percent of total assets, at June 30, 2016.  Non-performing loans at September 30, 2016 decreased $296,000 or three percent since June 30, 2016 to $10.0 million and were primarily comprised of 34 single-family loans ($9.2 million); two multi-family loans ($703,000); one commercial business loan ($74,000) and one consumer loan (fully reserved).  Real estate owned acquired in the settlement of loans at September 30, 2016 increased $790,000, or 29 percent, to $3.5 million (six properties) from $2.7 million (four properties) at June 30, 2016.  The real estate owned at September 30, 2016 was comprised of six single-family real estate properties.
Net recoveries for the quarter ended September 30, 2016 were $205,000 or 0.08 percent (annualized) of average loans receivable, compared to net recoveries of $348,000 or 0.14 percent (annualized) of average loans receivable for the quarter ended September

30, 2015 and net recoveries of $1.09 million or 0.45 percent (annualized) of average loans receivable for the quarter ended June 30, 2016 (sequential quarter).
Classified assets at September 30, 2016 were $22.4 million, comprised of $8.9 million of loans in the special mention category, $10.0 million of loans in the substandard category and $3.5 million in real estate owned.  Classified assets at June 30, 2016 were $21.9 million, comprised of $8.9 million of loans in the special mention category, $10.3 million of loans in the substandard category and $2.7 million in real estate owned.  For the quarter ended September 30, 2016, no loans were restructured from their original terms or newly classified as a restructured loan.
The allowance for loan losses was $8.7 million at September 30, 2016, or 1.01 percent of gross loans held for investment, compared to $8.7 million at June 30, 2016, or 1.02 percent of gross loans held for investment.  Management believes that, based on currently available information, the allowance for loan losses is sufficient to absorb potential losses inherent in loans held for investment at September 30, 2016.
Non-interest income decreased by $1.20 million, or 11 percent, to $9.25 million in the first quarter of fiscal 2017 from $10.45 million in the same period of fiscal 2016, primarily as a result of a decrease in the gain on sale of loans and losses on the sale and operations of real estate owned during the current quarter as compared to the comparable period last year.  On a sequential quarter basis, non-interest income decreased $1.34 million, or 13 percent, primarily as a result of a decrease in the gain on sale of loans.
The gain on sale of loans decreased to $8.00 million for the quarter ended September 30, 2016 from $8.92 million in the comparable quarter last year, reflecting the impact of a lower average loan sale margin, partly offset by a higher loan sale volume.

The average loan sale margin from mortgage banking was 125 basis points for the quarter ended September 30, 2016, down 40 basis points from 165 basis points in the same quarter last year and down 36 basis points from 161 basis points in the fourth quarter of fiscal 2016 (sequential quarter).  Total loan sale volume, which includes the net change in commitments to extend credit on loans to be held for sale, was $640.3 million in the quarter ended September 30, 2016, up 19 percent, from $539.6 million in the comparable quarter last year.  The gain on sale of loans includes a favorable fair-value adjustment on loans held for sale and derivative financial instruments (commitments to extend credit, commitments to sell loans, commitments to sell mortgage-backed securities, and option contracts) that amounted to a net gain of $2.09 million in the first quarter of fiscal 2017, compared to an unfavorable fair-value adjustment that amounted to a net loss of $345,000 in the same period last year.
In the first quarter of fiscal 2017, a total of $647.3 million of loans were originated and purchased for sale, 20 percent higher than the $540.3 million for the same period last year, and 16 percent higher than the $557.2 million during the fourth quarter of fiscal 2016 (sequential quarter).  Total loans sold during the quarter ended September 30, 2016 were $568.3 million, five percent lower than the $601.0 million sold during the same quarter last year, but three percent higher than the $551.1 million sold during the fourth quarter of fiscal 2016 (sequential quarter).  Total loan originations (including loans originated and purchased for investment and loans originated and purchased for sale) were $705.6 million in the first quarter of fiscal 2017, an increase of 23 percent from $575.5 million in the same quarter of fiscal 2016, and 10 percent higher than the $639.1 million in the fourth quarter of fiscal 2016 (sequential quarter).

The sale and operations of real estate owned acquired in the settlement of loans resulted in a net loss of $103,000 in the first quarter of fiscal 2017, compared to a $229,000 net gain in the comparable period last year.  One real estate owned property was sold in the quarter ended September 30, 2016 compared to two real estate owned properties sold in the same quarter last year.  Three real estate owned properties were acquired in the settlement of loans during the first quarter of fiscal 2017, compared to two properties acquired in the comparable period last year.  As of September 30, 2016, the real estate owned balance was $3.5 million (six properties), compared to $2.7 million (four properties) at June 30, 2016.
Non-interest expenses increased $1.27 million to $15.63 million in the first quarter of fiscal 2017 from $14.36 million in the same quarter last year.  The increase was primarily a result of increases in salaries and employee benefits expense, premises and occupancy expenses and other operating expenses.
The Company's efficiency ratio increased to 85 percent in the first quarter of fiscal 2017 from 78 percent in the same quarter last year, due to the decrease in non-interest income and an increase in non-interest expenses, partly offset by an increase in net interest income.
The Company's provision for income taxes was $1.26 million for the first quarter of fiscal 2017, a decrease of $486,000 or 28 percent, from $1.75 million in the same quarter last year, as a result of the decrease in income before taxes.  The effective income tax rate for the quarter ended September 30, 2016 was 44.2 percent as compared to 41.7 percent in the same quarter last year.  The Company believes that the tax provision recorded in the first quarter of fiscal 2017 reflects its current income tax obligations.

The Company repurchased 60,236 shares of its common stock during the quarter ended September 30, 2016 at an average cost of $19.27 per share.  During the quarter, the Company completed the purchase of the remaining 28,350 shares in the October 2015 stock repurchase plan; and as of September 30, 2016, a total of 31,886 shares or eight percent of the shares authorized in the May 2016 stock repurchase plan have been purchased, leaving 365,114 shares available for future purchases.
The Bank currently operates 14 retail/business banking offices in Riverside County and San Bernardino County (Inland Empire).  Provident Bank Mortgage operates two wholesale loan production offices and 14 retail loan production offices located throughout California.
The Company will host a conference call for institutional investors and bank analysts on Wednesday, October 26, 2016 at 9:00 a.m. (Pacific) to discuss its financial results.  The conference call can be accessed by dialing 1-800-230-1085 and requesting the Provident Financial Holdings Earnings Release Conference Call.  An audio replay of the conference call will be available through Wednesday, November 2, 2016 by dialing 1-800-475-6701 and referencing access code number 404778.
For more financial information about the Company please visit the website at www.myprovident.com and click on the "Investor Relations" section.

Safe-Harbor Statement

This press release contains statements that the Company believes are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements relate to the Company's financial condition, liquidity, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially from the results anticipated or implied by our forward-looking statements include, but are not limited  to increased competitive pressures; changes in the interest rate environment;

secondary market conditions for loans and our ability to sell loans in the secondary market; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in the Company's latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission ("SEC") - which are available on our website at www.myprovident.com and on the SEC's website at www.sec.gov. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements whether as a result of new information, future events or otherwise. These risks could cause our actual results for fiscal 2017 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us and could negatively affect our operating and stock price performance.

Contacts:	Craig G. Blunden Chairman and Chief Executive Officer	Donavon P. Ternes President, Chief Operating Officer, and Chief Financial Officer

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Financial Condition (Unaudited –In Thousands, Except Share Information)
	September 30, 2016	June 30, 2016

Assets
Cash and cash equivalents	$39,443	$51,206
Investment securities – held to maturity, at cost	36,290	39,979
Investment securities – available for sale at fair value	10,778	11,543
Loans held for investment net of allowance for loan losses of
$8,725 and $8,670, respectively; includes $5,529 and $5,159 at fair value, respectively	853,958	840,022
Loans held for sale, at fair value	264,379	189,458
Accrued interest receivable	3,078	2,781
Real estate owned, net	3,496	2,706
FHLB – San Francisco stock	8,094	8,094
Premises and equipment, net	5,879	6,043
Prepaid expenses and other assets	17,119	19,549

Total assets	$1,242,514	$1,171,381

Liabilities and Stockholders' Equity
Liabilities:
Non interest-bearing deposits	$74,963	$71,158
Interest-bearing deposits	868,539	855,226
Total deposits	943,502	926,384

Borrowings	146,281	91,299
Accounts payable, accrued interest and other liabilities	19,508	20,247
Total liabilities	1,109,291	1,037,930

Stockholders' equity:
Preferred stock, $.01 par value (2,000,000 shares authorized; none issued and outstanding)
	-	-
Common stock, $.01 par value (40,000,000 shares authorized; 17,848,365 and 17,847,365 shares issued, respectively; 7,978,166 and 7,975,250 shares outstanding, respectively)

	178	178
Additional paid-in capital	91,633	90,802
Retained earnings	192,227	191,666
Treasury stock at cost (9,870,199 and 9,872,115 shares, respectively)
	(151,095)	(149,508)
Accumulated other comprehensive income, net of tax	280	313

Total stockholders' equity	133,223	133,451

Total liabilities and stockholders' equity	$1,242,514	$1,171,381

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Operations (Unaudited – In Thousands, Except Share Information)
	Quarter Ended
	09/30/2016	09/30/2015	06/30/2016
Interest income:
Loans receivable, net	$10,480	$9,490	$9,985
Investment securities	84	67	124
FHLB – San Francisco stock	185	200	179
Interest-earning deposits	55	100	150
Total interest income	10,804	9,857	10,438

Interest expense:
Checking and money market deposits	98	117	95
Savings deposits	144	168	150
Time deposits	772	858	790
Borrowings	702	648	641
Total interest expense	1,716	1,791	1,676

Net interest income	9,088	8,066	8,762
Recovery from the allowance for loan losses	(150)	(38)	(621)
Net interest income, after recovery from the allowance for loan losses	9,238	8,104	9,383

Non-interest income:
Loan servicing and other fees	267	111	268
Gain on sale of loans, net	7,996	8,924	9,408
Deposit account fees	550	610	529
(Loss) gain on sale and operations of real estate owned acquired in the settlement of loans	(103)	229	(83)
Card and processing fees	364	362	379
Other	178	213	89
Total non-interest income	9,252	10,449	10,590

Non-interest expense:
Salaries and employee benefits	11,314	10,792	11,216
Premises and occupancy	1,289	1,108	1,222
Equipment	362	379	345
Professional expenses	505	500	534
Sales and marketing expenses	296	262	379
Deposit insurance and regulatory assessments	248	262	254
Other	1,618	1,057	1,605
Total non-interest expense	15,632	14,360	15,555

Income before taxes	2,858	4,193	4418
Provision for income taxes	1,264	1,750	1,863
Net income	$1,594	$2,443	$2,555

Basic earnings per share	$0.20	$0.29	$0.32
Diluted earnings per share	$0.20	$0.28	$0.31
Cash dividends per share	$0.13	$0.12	$0.12

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited - Dollars in Thousands, Except Share Information )

	Quarter Ended
	09/30/2016	09/30/2015
SELECTED FINANCIAL RATIOS:
Return on average assets	0.53%	0.83%
Return on average stockholders' equity	4.79%	6.96%
Stockholders' equity to total assets	10.72%	11.83%
Net interest spread	3.03%	2.75%
Net interest margin	3.08%	2.82%
Efficiency ratio	85.23%	77.56%
Average interest-earning assets to average interest-bearing liabilities	111.26%	112.31%

SELECTED FINANCIAL DATA:
Basic earnings per share	$0.20	$0.29
Diluted earnings per share	$0.20	$0.28
Book value per share	$16.70	$16.52
Average shares used for basic EPS	7,948,420	8,565,873
Average shares used for diluted EPS	8,153,952	8,744,320
Total shares issued and outstanding	7,978,166	8,429,678

LOANS ORIGINATED AND PURCHASED FOR SALE:
Retail originations	$318,970	$275,098
Wholesale originations and purchases	328,372	265,191
Total loans originated and purchased for sale	$647,342	$540,289

LOANS SOLD:
Servicing released	$559,013	$589,590
Servicing retained	9,301	11,421
Total loans sold	$568,314	$601,011

	As of	As of	As of	As of	As of
	09/30/16	06/30/16	03/31/16	12/31/15	09/30/15
ASSET QUALITY RATIOS AND DELINQUENT LOANS:
Recourse reserve for loans sold	$453	$453	$887	$768	$768
Allowance for loan losses	$8,725	$8,670	$8,200	$8,768	$9,034
Non-performing loans to loans held for investment, net	1.17%	1.23%	1.52%	1.50%	1.83%
Non-performing assets to total assets	1.09%	1.11%	1.31%	1.47%	1.57%
Allowance for loan losses to gross non- performing loans	79.93%	77.38%	62.31%	67.35%	57.33%
Allowance for loan losses to gross loans held
for investment	1.01%	1.02%	1.01%	1.07%	1.11%
Net recoveries to average loans receivable (annualized)	(0.08)%	(0.45)%	(0.05)%	(0.04)%	(0.14)%
Non-performing loans	$10,013	$10,309	$12,261	$12,187	$14,764
Loans 30 to 89 days delinquent	$1,385	$1,644	$1,508	$522	$1,219

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands)

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	09/30/16	06/30/16	03/31/16	12/31/15	09/30/15
Recourse provision for loans sold	$-	$3	$119	$30	$3
Recovery from the allowance for loan losses	$(150)	$(621)	$(694)	$(362)	$(38)
Net (recoveries) charge-offs	$(205)	$(1,091)	$(126)	$(96)	$(348)

	As of	As of	As of	As of	As of
	09/30/16	06/30/16	03/31/16	12/31/15	09/30/15
REGULATORY CAPITAL RATIOS (BANK):
Tier 1 leverage ratio	9.32%	10.29%	10.06%	9.85%	9.68%
Common equity tier 1 capital ratio	14.43%	16.16%	16.63%	16.18%	16.32%
Tier 1 risk-based capital ratio	14.43%	16.16%	16.63%	16.18%	16.32%
Total risk-based capital ratio	15.57%	17.36%	17.82%	17.43%	17.58%

REGULATORY CAPITAL RATIOS (HOLDING COMPANY):
Tier 1 leverage ratio	10.98%	11.40%	11.61%	11.77%	11.82%
Common equity tier 1 capital ratio	17.00%	17.89%	19.19%	19.32%	19.92%
Tier 1 risk-based capital ratio	17.00%	17.89%	19.19%	19.32%	19.92%
Total risk-based capital ratio	18.14%	19.09%	20.37%	20.57%	21.17%

	As of September 30,
	2016		2015
	Balance	Rate(1)	Balance	Rate(1)
INVESTMENT SECURITIES:
Held to maturity:
Certificates of deposit	$800	0.72%	$800	0.50%
U.S. government sponsored enterprise MBS	35,490	1.56	-	-
Total investment securities held to maturity	$36,290	1.54%	$800	0.50%

Available for sale (at fair value):
U.S. government agency MBS	$6,131	1.99%	$7,573	1.69%
U.S. government sponsored enterprise MBS	4,087	2.73	5,046	2.42
Private issue collateralized mortgage obligations	560	2.76	691	2.49
Common stock – community development financial institution	-	-	151	-
Total investment securities available for sale	$10,778	2.31%	$13,461	1.99%

Total investment securities	$47,068	1.72%	$14,261	1.90%

(1) The interest rate described in the rate column is the weighted-average interest rate or yield of all instruments, which are included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited - Dollars in Thousands)
	As of September 30,
	2016		2015
	Balance	Rate(1)	Balance	Rate(1)
LOANS HELD FOR INVESTMENT:
Single-family (1 to 4 units)	$312,795	3.73%	$356,963	3.33%
Multi-family (5 or more units)	438,423	4.09	355,442	4.36
Commercial real estate	100,136	4.74	94,580	5.12
Construction	15,811	5.48	6,185	5.37
Other	331	5.66	72	6.25
Commercial business	624	6.11	399	6.70
Consumer	199	10.91	243	10.07
Total loans held for investment	868,319	4.06%	813,884	4.01%

Undisbursed loan funds	(10,447)		(2,691)
Advance payments of escrows	23		193
Deferred loan costs, net	4,788		3,334
Allowance for loan losses	(8,725)		(9,034)
Total loans held for investment, net	$853,958		$805,686

Purchased loans serviced by others included above	$23,663	3.37%	$5,333	4.82%

(1) The interest rate described in the rate column is the weighted-average interest rate or yield of all instruments, which are included in the balance of the respective line item.

	As of September 30,
	2016		2015
	Balance	Rate(1)	Balance	Rate(1)

DEPOSITS:
Checking accounts – non interest-bearing	$74,963	-%	$68,102	-%
Checking accounts – interest-bearing	251,809	0.11	228,688	0.15
Savings accounts	279,565	0.21	258,911	0.26
Money market accounts	35,312	0.36	33,424	0.36
Time deposits	301,853	1.01	335,741	1.02
Total deposits	$943,502	0.43%	$924,866	0.49%

BORROWINGS:
Overnight	$15,000	0.38%	$-	-%
Three months or less	20,000	0.40	-	-
Over three to twelve months	-	-	-	-
Over twelve months to one year	-	-	-	-
Over one year to two years	10,030	3.02	-	-
Over two years to three years	10,000	1.53	10,053	3.03
Over three years to four years	-	-	10,000	1.53
Over four years to five years	31,251	3.18	-	-
Over five years	60,000	2.34	71,298	2.92
Total borrowings	$146,281	2.04%	$91,351	2.78%
(1)The interest rate described in the rate column is the weighted-average interest rate or cost of all instruments, which are included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands)

	Quarter Ended		Quarter Ended
	September 30, 2016		September 30, 2015
	Balance	Rate(1)	Balance	Rate(1)

SELECTED AVERAGE BALANCE SHEETS:
Loans receivable, net (2)	$1,078,082	3.89%	$962,635	3.94%
Investment securities	49,597	0.68%	14,648	1.83%
FHLB – San Francisco stock	8,094	9.14%	8,094	9.88%
Interest-earning deposits	43,309	0.50%	157,784	0.25%
Total interest-earning assets	$1,179,082	3.67%	$1,143,161	3.45%
Total assets	$1,210,650		$1,175,134

Deposits	$932,834	0.43%	$926,482	0.49%
Borrowings	126,940	2.19%	91,357	2.81%
Total interest-bearing liabilities	$1,059,774	0.64%	$1,017,839	0.70%
Total stockholders' equity	$133,175		$140,496

(1)The interest rate described in the rate column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.
(2)Includes loans held for investment and loans held for sale at fair value, net of the allowance for loan losses.

PROVIDENT FINANCIAL HOLDINGS, INC. Asset Quality (1) (Unaudited – Dollars in Thousands)
	As of	As of	As of	As of	As of
	09/30/16	06/30/16	03/31/16	12/31/15	09/30/15
Loans on non-accrual status (excluding restructured loans):
Mortgage loans:
Single-family	$5,586	$6,292	$6,918	$7,652	$8,807
Multi-family	703	709	721	394	399
Commercial real estate	-	-	-	-	1,016
Total	6,289	7,001	7,639	8,046	10,222

Accruing loans past due 90 days or more:	-	-	-	-	-
Total	-	-	-	-	-

Restructured loans on non-accrual status:
Mortgage loans:
Single-family	3,650	3,232	3,002	2,502	2,879
Multi-family	-	-	1,542	1,559	1,576
Commercial business loans	74	76	78	80	87
Total	3,724	3,308	4,622	4,141	4,542

Total non-performing loans	10,013	10,309	12,261	12,187	14,764

Real estate owned, net	3,496	2,706	3,165	4,913	3,674
Total non-performing assets	$13,509	$13,015	$15,426	$17,100	$18,438

(1)	The non-performing loans balances are net of individually evaluated or collectively evaluated allowances, specifically attached to the individual loans and include fair value credit adjustments.